Exhibit 4.2(d)

Agreement No. INSAT-ST2 / Ku / DTH / 01 / 2012

Dated April 19, 2012

Amendment No. 4 dated April 15, 2015

(Extension of Service Period)

Whereas DOS entered into an Agreement No. INSAT-ST2 / Ku / DTH / 01 / 2012 dated April 19, 2012 with Videocon d2h Limited for the provision of 10X54 MHz of Ku band space segment on INSAT-ST2 system for meeting its Direct-to-Home requirement; an Amendment No. 1 revising the terms of Agreement in so far as Allocation of additional 2X54 MHz on INSAT-ST2 system was entered into on June 19, 2013, an Amendment No. 2 revising the terms of Agreement in so far as Change of name of Customer, Company registered office address and Correspondence address was entered into on July 01, 2014 and an Amendment No. 3 revising the terms of Agreement in so far as Extension of Service Period was entered into on March 01, 2015.

AND NOW WHEREAS the term of the agreement is expiring on April 14, 2015 and the parties are desirous of extending the term for a further term of forty five days, to end on 31 May 2015.

Accordingly, both the parties in consideration of the mutual covenants in the original Agreement have now agreed to amend the Agreement with effect from April 15, 2015 as under;

1.	The definition of “Service Period” in Article 1 (Definitions) of the Amendment No. 3 to the Principal agreement shall be deleted in its entirely and replaced with the following new definition:

“Service period” means the period(s) for which the CUSTOMER must acquire Capacity on the respective Transponder, commencing from the Commencement date of Services until 31 May 2015”

2.	Article 2c. Transponder capacity of the Amendment No. 3 to the Agreement shall be replaced with “CUSTOMER and DOS agree that DOS make the Capacity available to CUSTOMER on a 24-hour, seven-days-per-week basis, for a period until May 31, 2015”.

3.	All other terms and conditions remain unchanged.

For and On behalf of DEPARTMENT OF SPACE	For and On behalf of CUSTOMER

Authorised signatory Date 15/4/2015